Genworth Financial Wealth Management, Inc.
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

GPS Funds II
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

Ladies and Gentlemen:

We are writing with regard to our purchase of 10,000 shares of beneficial interest of the shares (the “Shares”) of the series of GPS Funds II (the “Trust”) as set forth below, at a purchase price of $10.00 per share pursuant to a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”):

Fund	Number of Shares
GuidePath Strategic Asset Allocation Fund	2,400
GuidePath Tactical Constrained Asset Allocation Fund	2,400
GuidePath Tactical Unconstrained Asset Allocation Fund	2,400
GuidePath Absolute Return Asset Allocation Fund	2,400
GuideMark Opportunistic Fixed Income Fund	200
GuideMark Global Real Return Fund	200

The Shares were purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.  This is to advise you that these Shares were purchased for investment purposes only and that we have no present intention of redeeming or reselling the Shares so acquired.

Sincerely,

/s/ Carrie E. Hansen
______________________________
Carrie E. Hansen
Senior Vice President, Chief Operations Officer